UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2011

ECOTALITY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-50983	68-0515422
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center. Suite 3720
San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 992-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 22, 2011, ECOtality, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative of the several underwriters named therein (the “Underwriters”), in connection with the public offering of 8,500,000 shares of common stock of the Company at the public offering price of $2.50 per share (the “Offering”).  The Company granted the Underwriters a 30-day option to purchase up to an additional 1,275,000 shares of common stock to cover over-allotments.  The Underwriting Agreement contains customary representations, warranties and covenants.

The closing of the Offering occurred on June 27, 2011.  The net proceeds to the Company from the Offering were approximately $19.2 million, after deducting underwriting discounts and commissions and estimated expenses of the Offering.  The Company intends to use the net proceeds received from the Offering primarily for working capital related to its $100.2 million cost reimbursable contract with the U.S. Department of Energy.  The Company intends to use any remaining proceeds from this offering to expand its Blink infrastructure and for general corporate purposes.

The Offering was made pursuant to a prospectus dated June 22, 2011, filed as part of the Company’s registration statement on Form S-1 (Registration No. 333-174088), as amended (the “Registration Statement”).

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement attached hereto as an Exhibit.

Item 8.01.  Other Events.

On June 22, 2011, the Company issued a press release announcing the pricing of the Offering.  A copy of this press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Name and/or Identification of Exhibit

10.1	Underwriting Agreement

99.1	Press Release dated June 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.

(Company)

Signature	Title	Date

/s/ Jonathan R. Read	President and CEO	June 28, 2011
Jonathan R. Read

/s/ H. Ravi Brar	Chief Financial Officer	June 28, 2011
H. Ravi Brar

EXHIBIT INDEX

Exhibit Number	Name and/or Identification of Exhibit

10.1	Underwriting Agreement

99.1	Press Release dated June 22, 2011